NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2023
THIRD QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (October 20, 2023) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter results for 2023, reporting net income of $70.1 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending September 30, 2023, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 8.31%, the daily average of the Secured Overnight Financing Rate for the third quarter of 2023 plus 300 basis points. The dividend, based on average stock outstanding for the third quarter of 2023, will be paid on November 2, 2023. As always, dividends remain at the discretion of the board.

"FHLBank Boston’s earnings were strong in the third quarter due to an increase in net interest income driven by elevated market interest rates,” said President and CEO Timothy J. Barrett. “FHLBank Boston’s balance sheet remains strong and keeps us well positioned to meet members’ evolving need for liquidity. We are pleased to set aside $13.9 million in total this quarter to support housing and economic development throughout New England through the Affordable Housing Program, Housing Our Workforce, Jobs for New England, and our new Lift Up Homeownership pilot program."

Third Quarter 2023 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, financial markets and, in particular, by members' demand for advances. During the third quarter of 2023, the Federal Open Market Committee (FOMC) raised the target range for the federal funds rate to between 525 and 550 basis points. During the quarter, the yield curve remained inverted but flattened as long term interest rates rose at a faster rate than short-term interest rates due to stronger economic and labor market outlook. Simultaneously, deposit levels in the banking industry stabilized further. As a result of this improved liquidity outlook, there was a decrease in members’ demand for advances during the quarter ended September 30, 2023.

Net income for the quarter ending September 30, 2023, was $70.1 million, compared with net income of $60.0 million for the third quarter of 2022, primarily the result of an increase of $21.0 million in net interest income after provision for credit losses, partially offset by a $7.6 million increase in other expenses. These results led to a $7.8 million statutory contribution to the Bank's AHP for the quarter, an increase of $1.1 million compared to the third quarter of 2022.

Net interest income after provision for credit losses for the three months ended September 30, 2023, was $104.1 million, compared with $83.1 million for 2022. The $21.0 million increase in net interest income after provision for credit losses was driven by growth in our average advances and average investment portfolios, growth in average capital, and an increase in yields in the three months ended September 30, 2023, resulting from higher market interest rates compared to the same period in 2022. These improvements to net interest income were partially offset by a $28.1 million decrease of net gains on fair value hedges, attributed to the smaller increase in intermediate-term interest rates during the quarter compared to the same quarter one year ago.

Net interest spread was 0.27% for the three months ended September 30, 2023, a decrease of 17 basis points from the same period in 2022 and net interest margin was 0.65%, an increase of 7 basis points from 2022. The decrease of net interest spread was primarily attributable to the decline in net gains and losses on fair value hedges and net accretion of MBS premium, in addition to the impact of higher concentrations of advances on our balance sheet, which tend to have lower spreads to funding costs.

September 30, 2023 Balance-Sheet Highlights

Total assets decreased $150.1 million, or 0.2 percent, to $62.7 billion at September 30, 2023, down slightly from $62.9 billion at year-end 2022. The net decrease in total assets consisted of an increase in investments and mortgage loans, largely offset by a decrease in advances. Total investments were $18.7 billion at September 30, 2023, an increase of $817.8 million from $17.9 billion at the prior year end, while advances ended the third quarter of 2023 at $40.1 billion, a decrease of $1.5 billion, or 3.5%, from $41.6 billion at December 31, 2022. Mortgage loans totaled $2.9 billion at September 30, 2023, an increase of $181.8 million from year-end 2022 as mortgage sales to the Bank increased.

GAAP capital at September 30, 2023, was $3.5 billion, an increase of $44.5 million from $3.4 billion at year-end 2022. During the first nine months of 2023, capital stock decreased by $24.1 million, primarily attributable to the decrease in advances. Total retained earnings grew to $1.8 billion at September 30, 2023, an increase of $88.6 million, or 5.2%, from December 31, 2022. Of this amount, restricted retained earnings(3) totaled $440.9 million at September 30, 2023. Accumulated other comprehensive loss totaled $326.5 million at September 30, 2023, an increase of $20.0 million from accumulated other comprehensive loss as of December 31, 2022, due to higher intermediate interest rates.

The Bank was in compliance with all regulatory capital ratios at September 30, 2023, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2023.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	9/30/2023	6/30/2023	12/31/2022
ASSETS
Cash and due from banks	$318,961	$249,690	$7,593
Advances	40,130,845	40,245,829	41,599,581
Investments (2)	18,736,546	19,319,360	17,918,781
Mortgage loans held for portfolio, net	2,940,189	2,807,299	2,758,429
Other assets	620,862	659,369	613,165
Total assets	$62,747,403	$63,281,547	$62,897,549

LIABILITIES
Consolidated obligations, net	$57,701,058	$58,339,387	$58,540,803
Deposits	1,150,506	1,021,973	655,487
Other liabilities	436,050	450,335	285,938

CAPITAL
Class B capital stock	2,007,059	2,006,046	2,031,178
Retained earnings - unrestricted	1,338,335	1,328,645	1,290,873
Retained earnings - restricted (3)	440,860	426,846	399,695
Total retained earnings	1,779,195	1,755,491	1,690,568
Accumulated other comprehensive loss	(326,465)	(291,685)	(306,425)
Total capital	3,459,789	3,469,852	3,415,321
Total liabilities and capital	$62,747,403	$63,281,547	$62,897,549

Total regulatory capital-to-assets ratio	6.0%	6.0%	5.9%
Ratio of market value of equity (MVE) to par value of capital stock (4)	169%	174%	171%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022

Total interest income	$851,503	$937,094	$362,243	$2,591,521	$640,087
Total interest expense	747,374	827,467	278,623	2,295,844	428,308
Net interest income	104,129	109,627	83,620	295,677	211,779
Net interest income after provision for credit losses	104,137	109,628	83,120	295,592	211,478
Other income	2,067	3,640	4,290	10,071	9,174
Operating expense	18,679	17,753	17,400	54,514	52,080
Federal Housing Finance Agency and Office of Finance	2,765	2,630	1,918	8,138	6,056
AHP voluntary contribution	—	2,000	(2,329)	2,000	11,651
Discretionary housing and community investment programs (5)	6,105	2,480	2,621	9,357	4,356
Other expense	790	1,095	1,111	2,917	3,318
AHP assessment	7,798	8,742	6,682	22,915	14,349
Net income	$70,067	$78,568	$60,007	$205,822	$128,842

Performance Ratios: (6)
Return on average assets	0.43%	0.42%	0.41%	0.39%	0.38%
Return on average equity (7)	8.27%	8.44%	7.97%	7.74%	6.32%
Net interest spread	0.27%	0.27%	0.44%	0.23%	0.53%
Net interest margin	0.65%	0.59%	0.58%	0.57%	0.63%

(1)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 17, 2023 (the 2022 Annual Report).
(2)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, and loans to other FHLBanks.
(3)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2022 Annual Report.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2022 Annual Report.
(5)    We have certain subsidized advance and grant programs, including our Jobs for New England (JNE), Helping to House New England (HHNE), Housing our Workforce (HOW) programs, and a recently launched program, Lift Up Homeownership. For additional information on JNE, HHNE and HOW, see Item 1 — Business — Targeted Housing and Community Investment Programs in the 2022 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive income, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including FOMC activity and changes in interest rates); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; volatility of market prices, rates, and indices that could affect the value of financial instruments; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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